Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Unitholders and Board of Managers of Sanchez Production Partners LLC:

We consent to the use of our report dated March 5, 2015, with respect to the consolidated balance sheet of Sanchez Production Partners LLC (formerly Constellation Energy Partners LLC) as of December 31, 2014 and 2013, and the related consolidated statements of operations, changes in members’ equity, and cash flows for the years then ended, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Houston, Texas

March 5, 2015